HomeStreet Appoints James R. Mitchell To Board of Directors
Mr. Mitchell brings more than 40 years of commercial banking experience to his role on the board
SEATTLE - (January 27, 2020) - HomeStreet, Inc. (Nasdaq:HMST), the parent company of HomeStreet Bank, today announced that it has appointed James R. Mitchell to the board of directors for both HomeStreet and HomeStreet Bank.
Mr. Mitchell brings a 40-year career in the commercial banking industry, with an accomplished career of increasing management responsibility with major financial institutions in the commercial and industrial sector. Most recently, Mr. Mitchell was the founder, president, and chief executive officer of Puget Sound Bank, in Bellevue, Washington, which became profitable after the 16th month of operation and profitable every year thereafter until it was sold in January 2018. Prior to that Mr. Mitchell held various corporate banking positions with Security Pacific Bank, US Bank, and Sterling Bank. Mr. Mitchell holds a B.A from Seattle University, an M.B.A. from the University of Washington, and a J.D. from Southwestern University School of Law.
“We are pleased to welcome Jim to our Board of Directors at this important next stage of our evolution as a business," said Donald R. Voss, Lead Independent Director of HomeStreet. “As a highly respected and seasoned banker with valuable experience, we look forward to Jim’s commercial and corporate banking background contributing to our strategy of becoming a leading West Coast regional bank.”
"I am excited about joining HomeStreet’s Board of Directors," stated James Mitchell. "I believe that I can help maximize the potential of HomeStreet by applying my perspective from my history at both large banks and smaller community banks. As a local resident of Seattle, I look forward to bringing my experience as a commercial and corporate banker to an institution such as HomeStreet that has a long history of serving the community.”
Mr. Mitchell has a career-long history of supporting local communities with numerous board memberships and affiliations with non-profit organizations, educational institutions and business clubs.
About HomeStreet, Inc.
Almost 100 years old, HomeStreet, Inc. (Nasdaq: HMST) (the “Company”) is a diversified financial services company headquartered in Seattle, Washington, serving consumers and businesses in the Western United States and Hawaii through its various operating subsidiaries. The Company’s primary business is community banking, including: commercial real estate lending, commercial lending, residential construction lending, single family residential lending, retail banking, private banking, investment, and insurance services. Its principal subsidiaries are HomeStreet Bank and HomeStreet Capital Corporation. Certain information about our business can be found on our investor relations web site, located at http://ir.homestreet.com.
Contacts:
Investor Relations:
Gerhard Erdelji, 206-515-4039
gerhard.erdelji@homestreet.com